Exhibit 99.1

Ocera Reports Second Quarter 2014 Financial Results

PALO ALTO, Calif., August 11, 2014 — Ocera Therapeutics, Inc. (Nasdaq:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced its financial results for the second quarter ended June 30, 2014. Net loss for the period was $7.2 million, compared to a net loss of $2.1 million in the same period of 2013. As of June 30, 2014, Ocera had cash, cash equivalents and investments of $38.1 million.

Ocera Clinical Trial Update

During the second quarter, Ocera continued patient enrollment in its “Stop HE” Phase 2b study of OCR-002, or ornithine phenlyacetate, for the treatment of acute hepatic encephalopathy (HE).  This study is a placebo-controlled, double blind trial evaluating the efficacy, safety and pharmacokinetics of intravenously administered OCR-002 reducing the severity of HE symptoms in hospitalized patients with liver cirrhosis and an acute episode of HE.

“Acute HE remains a serious neurological disorder with few treatment options”, said Linda Grais, M.D., chief executive officer of Ocera. “We believe that OCR-002 has the potential to significantly improve upon the standard of care for HE. While we are still relatively early in the trial, we continue to expect to complete enrollment in mid-2015.”

Ocera Second Quarter 2014 Financial Results

On July 15, 2013, Ocera Therapeutics, Inc., a private company (Private Ocera), consummated a reverse merger with Tranzyme, Inc. (Tranzyme). The resulting public entity became Ocera Therapeutics, Inc. (Ocera).  As private Ocera was the accounting acquirer, Ocera’s financial statements with respect to periods prior to the closing of the merger reflect only the financial statements of Private Ocera.

Upon the restructuring of Tranzyme Pharma Inc. and disposal of related assets, the operations and cash flows of this component were eliminated from ongoing operations of Ocera. As a result, Ocera has classified the results of operations of Tranzyme Pharma Inc., related restructuring costs, assets and liabilities as discontinued operations.

Net loss for the three and six months ended June 30, 2014 was $7.2 million and $11.3 million, respectively. Net loss for the three and six months ended June 30, 2013 was $2.1 million and $2.8 million, respectively. Basic and diluted net loss per share for the three and six months ended June 30, 2014 was $0.46 and $0.73, respectively. Basic and diluted net loss per share for the three and six months ended June 30, 2013 was $3.24 and $4.40, respectively.

Revenue for three and six months ended June 30, 2014 was $33,000 and $78,000, respectively. No revenue was reported in the three and six months ended June 30, 2013. Revenue in the 2014 periods consisted of royalty revenue generated from a license agreement acquired in connection with the reverse merger with Tranzyme in July 2013.

Research and development expense for three months ended June 30, 2014 was $4.8 million,

compared to $0.4 million for the same period in 2013.  Research and development expense for the six months ended June 30, 2014 was $7.3 million, compared to $0.4 million for the same period in 2013.  The increase in research and development expense for both periods was due primarily to costs associated with Ocera’s clinical development of OCR-002, and increases in headcount and stock-based compensation expense.

General and administrative expense for three months ended June 30, 2014 was $2.4 million, compared to $1.7 million for the same period in 2013. General and administrative expense for the six months ended June 30, 2014 was $5.2 million, compared to $2.2 million for the same period in 2013.  The increase in general and administrative expense for both periods was due primarily to an increase in legal and accounting fees, headcount and stock-based compensation expense. These increases were partially offset by a decrease in costs related to preparatory activities associated with the reverse merger with Tranzyme in July 2013.

Public Offering

On July 10, 2014, Ocera raised gross proceeds of $25.2 million in an underwritten public offering of 4.2 million shares of common stock at $6.00 per share. Ocera intends to use these proceeds to continue Ocera’s clinical development of OCR-002 and for working capital and other general corporate purposes.

Financial Guidance

Ocera continues to expect a net use of cash for 2014 to be approximately $30 million (net use of cash is the difference between the anticipated balances of cash and cash equivalents plus investments at December 31, 2014, excluding the proceeds generated from the July 2014 public offering, and the actual balances at December 31, 2013). In addition, Ocera expects that it has sufficient cash to cover its operations through 2016.

Conference Call

Ocera will host a conference call at 4:30 p.m. Eastern Time (1:30 pm Pacific Time) today to discuss its financial results and provide an update on its business. To access the conference call via the Internet, go to www.ocerainc.com. To access the live conference call via phone, dial 1-877-317-6789. International callers may access the live call by dialing 1-412-317-6789. The reference name to enter the call is Ocera Therapeutics, Inc.

The replay of the conference call may be accessed later today after 8:00 p.m. Eastern Time (5:00 pm Pacific Time) via the Internet, at www.ocerainc.com, or via phone at 1-877-344-7529 for domestic callers, or 1-412-317-0088 for international callers. The replay will be available for approximately one month. The reference number to enter the replay of the call is 10050051.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the

U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Financial Information

Condensed consolidated financial information has been presented in accordance with GAAP.  The information set forth below is not necessarily indicative of our results of future operations.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002, expected completion of enrollment of its “Stop HE” study, as well as expected use of proceeds from its public offering in July 2014 and cash projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Ocera Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share data)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2014	2013	2014	2013
Royalty revenue	$33	$—	$78	$—
Total revenue	33	—	78	—
Operating expenses:
Research and development	4,826	365	7,292	434
General and administrative	2,421	1,652	5,154	2,223
Amortization of intangibles	41	—	82	—
Total operating expenses	7,288	2,017	12,528	2,657
Loss from operations	(7,255)	(2,017)	(12,450)	(2,657)
Net interest income (expense)	12	(77)	25	(173)
Change in fair value of warrant liability	—	7	—	12
Net loss from continuing operations	(7,243)	(2,087)	(12,425)	(2,818)
Net income from discontinued operations	20	—	1,137	—
Net loss	$(7,223)	$(2,087)	$(11,288)	$(2,818)
Net loss per share from continuing operations-basic and diluted	$(0.46)	$(3.24)	$(0.80)	$(4.40)
Net loss per share from discontinued operations-basic and diluted	—	—	0.07	—
Net loss per share-basic and diluted	$(0.46)	$(3.24)	$(0.73)	$(4.40)
Shares used to compute net loss per share-basic and diluted	15,539,053	643,674	15,480,469	640,465

Ocera Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$38,118	$47,213
Working capital	35,485	42,605
Total assets	39,796	51,820
Accumulated deficit	(92,774)	(81,486)
Total stockholders’ equity (deficit)	$36,495	$45,132

CONTACT:

Michael Byrnes

Ocera Therapeutics, Inc.

Communications@ocerainc.com

650-475-0150